UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 27, 2011
Smith Micro Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26536	33-0029027

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Columbia, Aliso Viejo, California	92656

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 362-5800
None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 4d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 27, 2011, the Board of Directors of Smith Micro Software, Inc. (the “Registrant”) elected Andrew Arno and Gregory Szabo as new directors to fill existing vacancies on the Board. Mr. Arno will serve in the class of directors whose terms expire at the Annual Meeting of Stockholders to be held in 2013, and Mr. Szabo will serve in the class of directors whose terms expire at the Annual Meeting of Stockholders to be held in 2014.
Each of Messrs. Arno and Szabo will serve as members of the Audit Committee and the Mergers and Acquisitions Committee of the Board, and Mr. Arno will also serve as a member of the Nominating Committee of the Board.
Messrs. Arno and Szabo will be compensated in accordance with the Registrant’s standard compensation policy for non-employee directors as described in the Registrant’s most recent Proxy Statement, except that each of the new directors has waived the automatic grant of stock options to purchase 10,000 shares provided in the 2005 Stock Option / Stock Issuance Plan (the “2005 Plan”). In lieu thereof, the Board approved a special discretionary grant to each of them of 10,000 shares of restricted stock under the 2005 Plan.
Neither of the new directors has been a party to, or has had a direct or indirect material interest in, any transaction with the Registrant during the current or preceding fiscal year, except that Mr. Szabo previously served as a director of the Registrant until April 2010 and received standard director compensation in such capacity.

Item 9.01	Financial Statements and Exhibits.
9.01(d) Exhibits.

99.1	Press Release of Smith Micro Software, Inc. dated July 27, 2011, announcing the election of Andrew Arno as a member of the board of directors of the Registrant.
99.2	Press Release of Smith Micro Software, Inc. dated July 28, 2011, announcing the election of Gregory Szabo as a member of the board of directors of the Registrant.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH MICRO SOFTWARE, INC. (Registrant)
Date: July 28, 2011	By:	/s/ William W. Smith, Jr.
		Name:	William W. Smith, Jr.
		Title:	President and Chief Executive Officer

Index to Exhibits

Exhibit
Number	Exhibit
99.1	Press Release of Smith Micro Software, Inc. dated July 27, 2011, announcing the election of Andrew Arno as a member of the board of directors of the Registrant. 99
99.2	Press Release of Smith Micro Software, Inc. dated July 28, 2011, announcing the election of Gregory Szabo as a member of the board of directors of the Registrant.